Exhibit 99.1

EVOFEM ANNOUNCES CLOSING OF MERGER WITH NEOTHETICS

Commences Trading on NASDAQ Capital Market on Thursday, January 18, 2018 Under Ticker

Symbol “EVFM”

San Diego, CA, January 17, 2018 —Evofem Biosciences, Inc. (NASDAQ: EVFM), today announced the closing of the previously announced merger with Neothetics, Inc. (NASDAQ: NEOT). The merged company will operate as Evofem Biosciences, Inc. and will focus on the continued development and commercialization of women’s healthcare products. The company will be led by the current Evofem management team under the leadership of Saundra Pelletier, Chief Executive Officer. The stock will trade on the Nasdaq Capital Market beginning on Thursday, January 18, 2018 under the ticker symbol “EVFM” and was assigned a new CUSIP number 30048L 104.

“The closing of this merger marks a significant milestone for Evofem, an achievement made possible only through the dedication and commitment of our management team and unwavering support of our investors,” said Saundra Pelletier, CEO of Evofem Biosciences. “We are at a critical stage in our growth, making this a perfect time in our development as an organization to transition to the public markets, providing access to the resources necessary to move forward toward completion of our Phase 3 AMPOWER trial and prepare for the eventual commercialization of Amphora.”

Immediately following the completion of the merger, an existing investor of Evofem, Invesco Asset Management Limited, as agent for and on behalf of its discretionary managed clients, purchased shares of common stock in the merged company for an aggregate purchase price of $20 million. The total cash balance available to the merged company upon closing of these transactions is approximately $18 million, net of transaction related fees and expenses.

As a result of the closing of the merger and the financing, the former Evofem stockholders own approximately 87 percent of the outstanding common stock of the merged company and the former Neothetics stockholders own approximately 13 percent of the outstanding common stock of the merged company. In addition, immediately prior to the merger on January 17, 2018, the company effected a 6:1 reverse stock split of shares of its common stock. Shares of the company’s common stock will also begin trading on a post-split basis on the Nasdaq Capital Market beginning on Thursday, January 18, 2018. Following the completion of the merger, the $20 million financing and the reverse stock split, there were 17,757,165 issued and outstanding shares of the company’s common stock.

“The completion of the merger and financing provide a strong foundation for Evofem’s growth initiatives and the advancement of Amphora, a much-needed new offering in women’s healthcare,” said Thomas Lynch, Evofem Bioscience’s Chairman. “We are now better positioned to capture this growing market opportunity and create value for patients and shareholders with a truly differentiated product.”

The AMPOWER trial is a single-arm, Phase 3, open-label, multicenter, study in women aged 18-35 years of the contraceptive efficacy and safety of Amphora® contraceptive vaginal gel. The trial is expected to enroll approximately 1,350 women at risk of pregnancy at over 100 centers in the United States. The primary endpoint is the contraceptive efficacy of Amphora over seven cycles of use.

Amphora is an on-demand non-hormonal, woman controlled, surfactant-free investigational new drug being studied as a vaginal contraceptive and for the prevention of certain sexually transmitted infections. Amphora is also designated as a Qualified Infectious Disease Product (QIDP) by the U.S. Food & Drug Administration for two separate indications: the prevention of urogenital gonorrhea infection in women, and for the reduction of reoccurrence of bacterial vaginosis. These two QIDP designations are a significant advancement in Evofem Bioscience’s efforts to make this drug available to women at risk of infection.

About Evofem Biosciences, Inc.

Evofem Biosciences develops and anticipates commercializing innovative products that support and promote women as the primary healthcare consumer. Evofem is currently identifying and developing new and novel products to specifically address unmet needs in the areas of women’s sexual and reproductive health, the prevention of acquisition of sexually transmitted infections and products that address or promote general health and wellbeing. For more information regarding Evofem, visit www.evofem.com.

Forward-Looking Statements

Statements in this press release about Evofem’s future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the results of the AMPOWER study and any expected completion date for the AMPOWER study.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Evofem will be able to raise the additional funds necessary to complete its clinical trials, including the AMPOWER study; whether Evofem’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether Evofem’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed and other factors discussed in the “Risk Factors-Risks Related to Evofem” section of a registration statement on Form S-4 initially filed with the Securities and Exchange Commission (the SEC) by Neothetics, Inc. on November 15, 2017. In addition, the forward-looking statements included in this press release represent Evofem’s views as of the date hereof. Evofem anticipates that subsequent events and developments will cause its views to change. However, while Evofem may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Evofem’s views as of any date subsequent to the date hereof.

Evofem Biosciences Contact:

Marcy Graham

Investor Relations

858-550-1900 ext. 167

mgraham@evofem.com

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